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Exhibit 10.27

AMENDMENT NO. 2
TO
SAR AGREEMENT FOR EMPLOYEE DIRECTORS
UNDER
TEXAS INDUSTRIES, INC. 2003 SHARE APPRECIATION RIGHTS AGREEMENT

        This Amendment No. 2, dated July 11, 2007, but effective only as of December 31, 2007 with respect to the portion of the SAR Agreement which remains in effect on that date, amends the SAR Agreement For Employee Directors Under Texas Industries, Inc. 2003 Share Appreciation Rights Plan dated June 1, 2004 (as heretofore amended, the "SAR Agreement"), of Mel G. Brekhus ("Grantee").

        WHEREAS, the Company and the Grantee wish to amend the SAR Agreement to defer the payment of the Net Appreciation arising from the exercise of the SAR Agreement, but only where such exercise occurs after 2007;

        WHEREAS, the Company and the Grantee wish to defer the payment of the Net Appreciation arising out of the exercise of the SAR Agreement after 2007 until the date of Grantee's cessation of service for the Company (and for such period thereafter as shall be required by Section 409A of the Internal Revenue Code of 1986, as amended);

        WHEREAS, in order to carry out the intentions of the parties, the Company and the Grantee have agreed to amend the SAR effective as of 11:59 pm on December 31, 2007; and

        WHEREAS, the Company and the Grantee understand and agree that only the portion of the SAR Agreement that is not exercised on or before 11:59 pm on December 31, 2007 will be subject to the provisions set forth in this Amendment.

        NOW THEREFORE, the SAR Agreement is amended, effective 11:59 pm on December 31, 2007 as follows:

Amendment

        1.     ARTICLE III of the SAR Agreement is amended by deleting subsection (b) in its entirety.

        2.     A new ARTICLE VIII is added to the SAR Agreement as follows:

ARTICLE VIII

Payment of Net Appreciation

        (a)   Without limitation, the Net Appreciation will be determined on the Exercise Date.

        (b)   The Net Appreciation (net of applicable withholding) from the Grantee's exercise of the vested SAR, and all SAR Earnings, will be paid to the Grantee on the earlier of (i) the first day after the 6 month anniversary of the Grantee's cessation of service as an employee of the Company for any reason other than his death, or (ii) the 30th day after his death. In the event of the Grantee's death while some or all of the vested SAR remains unexercised, the Net Appreciation (net of applicable withholding) from the Successor's exercise of the vested SAR will be paid to the Successor during the 30 days following such Successor's exercise of the SAR. For all purposes of this Agreement, the Grantee's Successor is the legatee or legatees of the Grantee under the Grantee's last will, or by the Grantee's personal representatives or distributees.

        4.     A new ARTICLE IX is added the SAR Agreement as follows:

ARTICLE IX

Earnings on Net Appreciation

        The Net Appreciation from the exercise of all or any portion of the SAR by the Grantee (without limitation, not from the exercise, if any, by his Successor) will bear simple interest at the SAR Interest Rate until paid ("SAR Earnings"). For purposes of this Agreement, the SAR Earnings will be calculated on a fiscal quarter basis, with the SAR Interest Rate for each fiscal quarter being equal to the greater of (i) 120% of the Applicable Federal Rate as defined pursuant to Section 1274(d) of the Internal Revenue Code of 1986, as amended ("Code"), and (ii) the U.S. Treasury Bill rate for Treasury Bills with a three month maturity, on the last day of the preceding fiscal quarter.

        5.     A new ARTICLE X is added the SAR Agreement as follows:

ARTICLE X

Indemnification

        (a)   In the event that any portion of the Net Appreciation and SAR Earnings (for purposes of this Article V, collectively the "Covered Payments"), are or become subject to the interest and additional tax (for purposes of this Article V, collectively, the "409A Tax") imposed under Section 409A(a)(1)(B) of the Internal Revenue Code (the "Code"), the Company shall pay to the Grantee, at the time specified below, an additional amount (the "409A Tax Reimbursement Payment") equal to the sum of (i) the 409A Tax, plus (ii) all federal, state and local income taxes on the entire 409A Tax Reimbursement Payment. Without limiting the generality of the forgoing, the parties agree that the purpose of this Article V is to ensure that the Grantee will not have to pay any amount from his personal funds as the result of the imposition of a 409A tax and the income taxes related to the payment of this Indemnification, and this Article V shall be interpreted in a manner consistent with this intent.

        (b)   The Grantee shall notify the Company in writing of any claim by the Internal Revenue Service relating to the possible application of the 409A Tax to any of the Covered Payments, and shall afford the Company, at its expense, the opportunity to control the defense of such claim.

        (c)   The 409A Tax Reimbursement Payment shall be made promptly after the 409A Tax has been assessed by the Internal Revenue Service or other taxing authority and paid by the Grantee; provided, however, without limiting the generality of the foregoing, that if the Company chooses in its sole discretion to contest the assessment of the 409A Tax, then such payment shall be made promptly after a court of competent authority determines that such 409A Tax is due and owning by the Grantee.

        (d)   For purposes of determining the amount of the 409A Tax Reimbursement Payment, the Grantee shall be deemed to pay (i) federal income taxes (including any employment taxes) at the highest applicable marginal rate of federal income taxation for the calendar year in which the 409A Tax Reimbursement Payment is to be made, and (ii) applicable state and local income taxes at the highest applicable marginal rate of taxation for the calendar year in which the Tax Reimbursement Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from the deduction of such state or local taxes if paid in such year.

        Without limitation, this Amendment No. 2 shall have no effect, and all of the current terms of the SAR Agreement remain in full force and effect, until 11:59 pm on December 31, 2007, and thereafter remain in full force and effect except as expressly provided in this Amendment No. 2.

Signature Page to Follow

IN WITNESS WHEREOF, TEXAS INDUSTRIES, INC. has caused this Amendment No. 2 to be executed as of the date set forth above, but effective at 11:59 pm on December 31, 2007; and at that time only as to the portion of the SAR Agreement remaining in effect at 11:59 pm on December 31, 2007, and Grantee by his signature below has agreed to the terms and provisions of this Amendment No. 2.

TEXAS INDUSTRIES, INC.
By:	/s/ GORDON E. FORWARD Gordon E. Forward Chairman, Compensation Committee of the Board of Directors

ACCEPTED:

By:	/s/ MEL G. BREKHUS Mel G. Brekhus, Grantee

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AMENDMENT NO. 2 TO SAR AGREEMENT FOR EMPLOYEE DIRECTORS UNDER TEXAS INDUSTRIES, INC. 2003 SHARE APPRECIATION RIGHTS AGREEMENT